Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of SunGard Data Systems, Inc. of our report dated March 16, 2012 except for the effects of the revision as described in Note 15 for which the date is May 15, 2012 relating to the financial statements, and the effectiveness of internal control over financial reporting of SunGard Data Systems, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers, LLP

Philadelphia, Pennsylvania

June 4, 2012